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                                                                    EXHIBIT 99.1



                         [NATIONAL OILWELL LETTERHEAD]



NEWS

                                                          CONTACT: STEVE KRABLIN
                                                                  (713) 346-7773

FOR IMMEDIATE RELEASE


               NATIONAL OILWELL ANNOUNCES THE SALE OF SENIOR NOTES


HOUSTON, TX, March 14, 2001 -- National-Oilwell, Inc. (NYSE: NOI) today announced that it has sold $150 million of ten-year senior unsecured notes due March 15, 2011. The notes were purchased by Bear Stearns & Co., who will sell the notes at a coupon rate of 6.5% to qualified institutional investors pursuant to Rule 144A. The notes will be sold at a price to investors of 98.526 for a yield to maturity of 6.705%. National Oilwell has agreed to file a registration statement with the Securities and Exchange Commission to exchange these notes for registered notes that have substantially the same terms.

Net proceeds from the offering will be used to repay indebtedness under the Company's existing revolving credit facility and for general corporate purposes.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

This news release does not constitute an offer to sell or an offer to buy the securities. The securities were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

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